Exhibit 10.3

AGREEMENT UNDER THE

FIRST UNITED CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

THIS AGREEMENT (the “Agreement”) is entered into this 9th day of January, 2015 (the “Effective Date”) by and between First United Corporation, a Maryland corporation (“the Company”), and Keith R. Sanders, an executive officer of the Company (the “Eligible Employee”).

RECITALS:

WHEREAS, the Company adopted the First United Corporation Change in Control Severance Plan effective as of February 14, 2007, as amended and supplemented from time to time, a copy of which is attached hereto as Exhibit A (the “Plan”); and

WHEREAS,  the Eligible Employee has been designated as a participant in the Plan, effective as of the Effective Date; and

WHEREAS, the Company and the Eligible Employee desire to enter into this Agreement to set forth the benefits to which the Eligible Employee is entitled under the Plan; and

NOW, THEREFORE, in consideration of the foregoing, the agreements and covenants set forth herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to enter into this Agreement, as follows:

1.           Definitions. Except as defined in the Recitals and below, capitalized terms in this Agreement shall have the meanings given those terms in the Plan.

(a)	“Base Amount” means the Eligible Employee’s “annualized includible compensation for the base period,” within the meaning of Sections 280G(d)(1) and (d)(2) of the Code and the Treasury Regulations thereunder.

(b)	“Cause” means one of the following reasons for which the Eligible Employee’s employment with the Employer is terminated: (1) willful or grossly negligent misconduct that is materially injurious to the Employer; (2) embezzlement or misappropriation of funds or property of the Employer; (3) conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony; (4) conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime; (5) failure or refusal by the Eligible Employee to devote full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured within 15 days after notice is given to the Eligible Employee; or (6) issuance of a final non-appealable order or other direction by a Federal or state regulatory agency prohibiting the Eligible Employee’s employment in the business of banking.

(c)	“Change in Control Severance Benefits” means the benefits payable pursuant to Section 3 of this Agreement.

(d)	“Change in Control Protection Period” means the period commencing on the later of (1) the date that is 90 days before the date a Change in Control occurs, or (2) the Effective Date, and ending on the first anniversary of the date the Change in Control occurs.

(e)	“Contingent Payments” means payments in the “nature of compensation” to (or for the benefit) of an Eligible Employee if such payment is “contingent on a change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation,” as such terms are defined in Section 280G of the Code and the Treasury Regulations thereunder.

(f)	“Disability” shall have the meaning given that term under the First United Bank & Trust Long Term Disability Plan, as in effect at the time a determination of Disability is to be made.

(g)	“Effective Date” has the meaning given such term in the Preamble to this Agreement.

(h)	“Employer” means the Company or an Affiliate.

(i)	“Final Pay” means the sum of (1) the Eligible Employee’s annual salary for the year in which employment terminates, regardless of whether all such salary has been paid at the time of termination of employment and (2) the greater of (A) the Eligible Employee’s targeted cash bonus for the year in which employment terminates or (B) the actual cash bonus earned by the Eligible Employee for the year immediately prior to the year in which employment terminates.

(j)	“Good Reason” means, without the specific written consent of the Eligible Employee, any of the following:

(1)       A material and adverse change in the Eligible Employee’s status or position(s) as an officer or management employee of the Employer as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in his or her status or position as an employee of the Employer as a result of a material diminution in his or her duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Employer is no longer publicly owned) or the assignment to him or her of any duties or responsibilities which are materially inconsistent with such status or position(s) (other than any isolated and inadvertent failure by the Employer that is cured promptly upon his or her giving notice), or any removal of the Eligible Employee from or any failure to reappoint or reelect him or her to such position(s) (except in connection with the Eligible Employee’s Severance other than for Good Reason).

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(2)       A 10% or greater reduction in the Eligible Employee’s base salary and targeted bonus from the base salary and targeted bonus that was in effective immediately prior to the occurrence of a Change of Control, but disregarding any reduction in bonus which occurs in accordance with the terms of any written bonus program as it reads immediately prior to the occurrence of a Change of Control.

(3)       The failure by the Employer or any successor to continue in effect any employee benefit plan (excluding any equity compensation plan) in which the Eligible Employee is participating at the time of the Change in Control (or plans providing the Eligible Employee with at least substantially similar benefits in the aggregate) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect at the time of the Change in Control; or the taking of any action, or the failure to act, by the Employer or any successor which would adversely affect the Eligible Employee’s continued participation in any of such plans on at least as favorable a basis to him or her as is the case on the date of the Change in Control or which would materially reduce his or her benefits under any of such plans.

(4)       The Employer’s requiring the Eligible Employee to be based at an office that is both more than 50 miles from where his or her office is located immediately prior to the Change in Control and further from his or her then current residence, except for required travel on the Employer’s business to an extent substantially consistent with the business travel obligations which the Eligible Employee undertook on behalf of the Employer prior to the Change in Control.

(5)       The failure by the Company to obtain assumption of the Plan by a successor.

(k)	“Incentive Plan” means the First United Corporation 2006 Stock and Incentive Compensation Plan (or a successor plan).

(l)	“Key Employee” means, for the 12-month period beginning on a particular April 1, an Eligible Employee described in Section 416(i) of the Code (applied in accordance with the Section 416 regulations and disregarding Section 416(i)(5) of the Code) at any time during the 12-month period ending on the preceding December 31.

(m)	“Severance” means (1) the involuntary termination of the Eligible Employee’s employment by the Employer, other than for Cause, death or Disability or (2) a termination of the Eligible Employee’s employment by the Eligible Employee for Good Reason, in each case, during the Change in Control Protection Period; provided, however, that in each case the termination constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulations thereunder.

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(n)	“Severance Date” means the date on which the Eligible Employee incurs a Severance.

2.            Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall terminate on the third (3rd) anniversary of the Effective Date; provided, however, that (a) the Agreement shall automatically extend for additional one-year terms unless the Company provides written notice to the Eligible Employee not less than 6 months before the end of the then-current term; and (b) the Agreement shall automatically extend until the end of the Change in Control Protection Period if a Change in Control occurs during the term of the Agreement.

3.            Change in Control Severance Benefits.

(a)	Generally. Subject to subsections (h) and (i) below and Section 4, the Eligible Employee shall be entitled to the Change in Control Severance Benefits provided in this Section 3 if he or she incurs a Severance during the Change in Control Protection Period. Except for any benefits to which the Eligible Employee may be entitled to receive pursuant to the First United Bank & Trust Supplemental Executive Retirement Plan (as amended or supplemented from time to time), the Change in Control Severance Benefits provided in this Section 3 shall be the sole severance payments and benefits to which the Eligible Employee shall be entitled during the Change in Control Protection Period.

(b)	Payment of Accrued Obligations. If the Eligible Employee incurs a Severance during the Change in Control Protection Period, the Company shall pay to him or her a lump sum payment in cash, no later than 10 days after the Severance Date, equal to the sum of (1) the Eligible Employee’s accrued annual base salary and any accrued vacation pay through the Severance Date, and (2) the Eligible Employee’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the Severance Date occurs if such bonus has not been paid as of the Severance Date.

(c)	Payment of Severance. Subject to subsections (h) and (i) below and Section 4, if the Eligible Employee incurs a Severance during a Change in Control Protection Period, the Company shall pay to him or her a lump sum cash payment on the 60th day after the Severance Date, equal to two (2) times the Eligible Employee’s Final Pay.

(d)	[Intentionally Omitted].

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(e)	Immediate Vesting of Equity-Based Compensation Awards upon a Change in Control. Subject to subsections (h) and (i) below and Section 4, if the Eligible Employee incurs a Severance during the Change in Control Protection Period, (1) the unexercised portions of all Options and SARs (as defined in the Incentive Plan) granted to the Eligible Employee under the Incentive Plan that have not expired or been forfeited pursuant to their terms shall automatically accelerate and become fully exercisable, (2) the restrictions and conditions on all outstanding Stock Awards (as defined in the Incentive Plan) granted to the Eligible Employee that have not expired or been forfeited pursuant to their terms shall immediately lapse, (3) all outstanding Performance Units (as defined in the Incentive Plan) granted to the Eligible Employee that have not expired or been forfeited pursuant to their terms shall become payable in an amount determined by the Committee, based on the Eligible Employee’s target payment for the relevant performance period and the portion of the relevant performance period that precedes the Change in Control, (4) all outstanding Stock Units (as defined in the Incentive Plan) granted to the Eligible Employee that have not expired or been forfeited pursuant to their terms shall become payable in an amount not less than their target amounts, as determined by the Committee, and (5) all unpaid Dividend Equivalents (as defined in the Incentive Plan) and other Stock-Based Awards (as defined in the Incentive Plan) granted to the Eligible Employee that have not expired or been forfeited pursuant to their terms shall become fully payable in amounts determined by the Committee; provided, however, that, where a Severance precedes the Change in Control and the terms of any award granted to the Eligible Employee under the Incentive Plan would otherwise call for the forfeiture of such award upon the termination of the Eligible Employee’s employment with the Company, such award shall not be deemed to be forfeited on account of the Eligible Employee’s Severance and shall remain outstanding (subject to the other terms of the award, including its original term) as if the Change in Control preceded the Severance.

(f)	Benefit Continuation. Subject to subsections (h) and (i) below and Section 4, if the Eligible Employee incurs a Severance during the Change in Control Protection Period, commencing on the date immediately following such Eligible Employee’s Severance Date and continuing for 24 months (or such lesser time as required to avoid the imposition of additional taxes under Section 409A of the Code) (the “Welfare Benefit Continuation Period”), the Company shall cover the Eligible Employee under the same type (e.g., individual or family coverage) of Employer-sponsored group health plan and dental plan in which he or she was covered as of his or her Severance Date. The Eligible Employee shall receive such continued coverage under the same terms and conditions (e.g., any requirement that employees pay all or any portion of the cost of such coverage) that would apply if the Eligible Employee had continued to be an employee of the Employer.

For each month during the Welfare Benefit Continuation Period in which the Eligible Employee’s continued coverage under an insured plan is not possible, the Company shall, in lieu of providing the coverage described in the preceding paragraph, make a monthly cash payment to the Eligible Employee equal to the monthly premium the Employer would be charged for coverage of a similarly-situated employee.  The Company shall not be obligated to “gross up” or otherwise compensate the Eligible Employee for any taxes due on amounts paid pursuant to the preceding sentence.

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Notwithstanding any other provision of this subsection (f), the Company’s obligation to provide continued coverage (or, in lieu thereof, make a cash payment) pursuant to this subsection (f) shall expire on the date the Eligible Employee becomes covered under one or more plans sponsored by a new employer (other than a successor to the Company) that, at the sole discretion of the Plan Administrator, are determined to provide coverage at least equivalent in the aggregate to the benefits continued under this subsection (f). The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the expiration of the Welfare Benefit Continuation Period.

(g)	Outplacement Services. Subject to subsection (i) below and Section 4, if the Eligible Employee incurs a Severance during the Change in Control Protection Period, the Company shall provide him or her with reasonable outplacement services for up to 12 months following the Severance Date.

(h)	Release. The Company will provide the Eligible Employee with a written release and agreement within five (5) days of his Severance during a Change in Control Protection Period. The Eligible Employee shall not be eligible to receive any Change in Control Severance Benefits provided in this Section 3 (other than payments under Section 3(b)) and such Change in Control Severance Benefits shall be forfeited unless he or she has executed and submitted the written release and agreement provided by the Company and the applicable period during which the Eligible Employee may revoke such release and agreement has expired on or before the 60th day after the date provided in subsection 3(c).

(i)	Restriction on Timing of Distribution for Key Employees. Notwithstanding any provision of this Agreement to the contrary and to the extent required by Section 409A of the Code and the Treasury Regulations thereunder, if the Eligible Employee is a Key Employee and any class of securities of the Company (or of any person with whom the Company would be considered a single employer under Section 414(b) and (c) of the Code) is publicly traded as of the Eligible Employee’s Severance Date, no distribution may be made to the Eligible Employee on account of such Severance before the date that is six (6) months after the Severance Date (or, if earlier, the date of the Key Employee’s death).

4.           Reduction of Change in Control Severance Benefits.

(a)	Reduction. If it is determined that the aggregate present value of (1) such portion of the Eligible Employee’s Change in Control Severance Benefits that are considered Contingent Payments, and (2) all other Contingent Payments payable to the Eligible Employee exceeds 2.99 times the Eligible Employee’s Base Amount such that the excise tax under Section 4999 of the Code would otherwise be triggered, then the Change in Control Severance Benefits provided in Section 3(c) shall be reduced to the extent necessary so that the aggregate present value of all Contingent Payments payable following such reduction does not exceed 2.99 times the Eligible Employee’s Base Amount.

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(b)	Determination. The determination that the aggregate present value of the Eligible Employee’s Contingent Payments exceed 2.99 times his or her Base Amount, and the calculation of the amount of any reduction, shall be made, at the Company’s discretion, by the Company’s outside auditing firm or by a nationally-recognized accounting or benefits consulting firm designated by the Company prior to a Change in Control. The firm’s expenses shall be paid by the Company.

(c)	Payment of Remaining Benefits. If the determination is made that an Eligible Employee’s Change in Control Severance Benefits must be reduced in accordance with Section 4(b), then the amount of such Benefits that are actually paid to the Eligible Employee pursuant to Section 3(c) will be the amount determined under Section 4(a) (the “Remaining Benefits”) and such Remaining Benefits will be paid at the same time and in the same form otherwise specified in Section 3(c).

5.           Taxes; Withholding. The Eligible Employee shall be responsible for the payment of all applicable local, state and federal taxes associated with the Eligible Employee’s participation in the Plan and the receipt of Change in Control Severance Benefits hereunder, and the Company shall have the right to deduct from any distributions hereunder any such taxes or other amounts required by law to be withheld therefrom.

6.           General Provisions

(a)	Amendment and Termination. This Agreement may not be terminated prior to the end of its term without the written consent of the Eligible Employee. This Agreement may be amended by the Board at any time; provided, however, that this Agreement may not be amended without the written consent of the Eligible Employee if such amendment would in any manner adversely affect the interests of the Eligible Employee. Any action taken by the Company or the Plan Administrator to cause the Eligible Employee to no longer be designated as an Eligible Employee or any action taken by the Company or the Plan Administrator to decrease the benefits for which the Eligible Employee is eligible shall be treated as an amendment to the Agreement which adversely affects the interests of the Eligible Employee.

(b)	Compliance with Law. Notwithstanding subsection (a) above or any other provision of this Agreement to the contrary, the Company may amend, modify or terminate this Agreement, without the consent of the Eligible Employee, as the Company deems necessary or appropriate to ensure compliance with any law, rule, regulation or other regulatory pronouncement applicable to the Plan or this Agreement, including, without limitation, Section 409A of the Code and any Treasury Regulations or other guidance thereunder.

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(c)	Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Maryland to the extent not preempted by federal law, without regard to any conflict of laws principles that would apply the law of another jurisdiction.

(d)	Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.

(e)	Headings and Terms. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement. Capitalized terms shall have the meanings given herein. Singular nouns shall be read as plural and masculine pronouns shall be read as feminine, and vice versa, as appropriate.

(f)	Successors. This Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors or assigns.

(g)	Application of the Plan; Entire Agreement. The Eligible Employee acknowledges, by executing this Agreement, that (1) this Agreement is subject in all respects to the provisions of the Plan, as amended from time to time, the terms of which are incorporated herein by reference and made a part hereof, (2) that a copy of the Plan and all amendments thereto through the date hereof were provided to the Eligible Employee on the date hereof, and (3) he or she understands and accepts of all of the terms and conditions of the Plan. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. Any and all prior agreements or understandings with respect to such matters are hereby superseded.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the Effective Date.

ATTEST:	FIRST UNITED CORPORATION

	By:	/s/ William B. Grant
	Name:	William B. Grant
	Title:	Chairman/Chief Executive Officer

WITNESS:	ELIGIBLE EMPLOYEE

/s/ Keith R. Sanders
Name: Keith R. Sanders

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